Filed Pursuant to Rule 424(b)(2)
 Registration Statement No. 333-261476
(To Prospectus dated December 29, 2021,
Prospectus Supplement dated December 29, 2021
and Product Supplement EQUITY STR-1 dated March 27, 2023)

740,306 Units $10 principal amount per unit CUSIP No. 06418G859	Pricing Date Settlement Date Maturity Date	April 6, 2023 April 14, 2023 April 19, 2024

Strategic Accelerated Redemption Securities®
Linked to a Basket of Two ETFs
◾     Automatically callable if the Observation Level on any Observation Date, occurring approximately six, nine and twelve months after the pricing date, is at or above the Starting Value
◾     In the event of an automatic call, the amount payable per unit will be:
◾        $10.875 if called on the first Observation Date
◾        $11.3125 if called on the second Observation Date
◾        $11.75 if called on the final Observation Date
•         The Basket is comprised of the SPDR® Gold Shares and the iShares® Silver Trust, each of which was given an equal weight.
◾        If not called on either of the first two Observation Dates, a maturity of approximately one year
◾       If not called, 1-to-1 downside exposure to decreases in the Basket with up to 100.00% of your principal amount at risk
◾       All payments are subject to the credit risk of The Bank of Nova Scotia
◾       No periodic interest payments
◾       In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
◾       Limited secondary market liquidity, with no exchange listing
◾      The notes are unsecured debt securities and are not savings accounts or insured deposits of a bank. The notes are not insured or guaranteed by the Canada Deposit Insurance Corporation (the “CDIC”), the U.S. Federal Deposit Insurance Corporation (the “FDIC”), or any other governmental agency of Canada, the United States or any other jurisdiction

The notes are being issued by The Bank of Nova Scotia (“BNS”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” beginning on page TS-7 of this term sheet, “Additional Risk Factors” on page TS-8 of this term sheet and “Risk Factors” beginning on page PS-7 of product supplement EQUITY STR-1.
The initial estimated value of the notes as of the pricing date is $9.647 per unit, which is less than the public offering price listed below. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-16 of this term sheet for additional information. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy.

None of the U.S. Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price(1)	$ 10.000	$ 7,393,060.00
Underwriting discount(1)	$ 0.125	$ 82,538.25
Proceeds, before expenses, to BNS	$ 9.875	$ 7,310,521.75
(1)
The public offering price and underwriting discount for an aggregate of 400,000 units purchased by an individual investor or in combined transactions with the investor’s household of 300,000 units or more is $9.975 per unit and $0.100 per unit, respectively. See “Supplement to the Plan of Distribution” below.

The notes:
Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities
April 6, 2023

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Summary
The Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the CDIC or the FDIC, and are not, either directly or indirectly, an obligation of any third party. The notes are not bail-inable debt securities (as defined in the prospectus). The notes will rank equally with all of our other unsecured senior debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BNS. The notes will be automatically called at the applicable Call Amount if the Observation Level of the Market Measure, which is the basket of two ETFs described below (the “Basket”), on any Observation Date is equal to or greater than the Call Level. If the notes are not called, at maturity, if the Ending Value is less than the Threshold Value, you will lose all or a portion of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.
The economic terms of the notes (including the Call Premiums and Call Amounts) are based on our internal funding rate, which is the rate we would pay to borrow funds through the issuance of market-linked notes, and the economic terms of certain related hedging arrangements. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, reduced the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.
The Basket is comprised of the SPDR® Gold Shares and the iShares® Silver Trust (each a “Basket Component”), each of which was given an equal weight.
On the cover page of this term sheet, we have provided the initial estimated value for the notes. This initial estimated value was determined by reference to our internal pricing models, which take into consideration certain factors, such as our internal funding rate on the pricing date and our assumptions about market parameters. For more information about the initial estimated value and the structuring of the notes, see “Structuring the Notes” on page TS-16.
Terms of the Notes
Issuer:	The Bank of Nova Scotia (“BNS”)
Principal Amount:	$10.00 per unit
Term:	Approximately one year, if not called on either of the first two Observation Dates
Market Measure:	An equally weighted basket of two ETFs comprised of the SPDR® Gold Shares (Bloomberg symbol: “GLD”) and the iShares® Silver Trust (Bloomberg symbol: “SLV”).
Starting Value:	100.00
Observation Level:	The value of the Market Measure on the applicable Observation Date.
Ending Value:	The Observation Level of the Market Measure on the final Observation Date.
Observation Dates:
October 20, 2023, January 19, 2024 and April 12, 2024, (the final Observation Date).
The Observation Dates are subject to postponement in the event of Market Disruption Events, as described on page PS-26 of product supplement EQUITY STR-1.

Call Level:	100.00 (100% of the Starting Value).
Call Amounts (per Unit) and Call Premiums:
$10.875, representing a Call Premium of 8.75% of the principal amount, if called on the first Observation Date; $11.3125, representing a Call Premium of 13.125% of the principal amount, if called on the second Observation Date; and $11.75, representing a Call Premium of 17.50% of the principal amount, if called on the final Observation Date.

Call Settlement Dates:
Approximately the fifth business day following the applicable Observation Date, subject to postponement as described on page PS-24 of product supplement EQUITY STR-1; provided however that the Call Settlement Date related to the final Observation Date will be the maturity date.

Price Multiplier:	1 for each Basket Component, subject to adjustment for certain corporate events relating to that Basket Component, as described on page PS-29 of product supplement EQUITY STR-1.
Threshold Value:	100.00 (100% of the Starting Value).
Fees and Charges:	The underwriting discount of $0.125 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” on page TS-16
Calculation Agent:	BofA Securities, Inc. (“BofAS”)
Payment Determination
Automatic Call Provision:

Redemption Amount Determination:
If the notes are not called, you will receive the Redemption Amount per unit on the maturity date, determined as follows:

Because the Threshold Value for the notes is equal to the Starting Value, you will lose all or a portion of your investment if the Ending Value is less than the Starting Value.

Strategic Accelerated Redemption Securities®	TS-2

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
The terms and risks of the notes are contained in this term sheet and in the following:
◾	Product supplement EQUITY STR-1 dated March 27, 2023: https://www.sec.gov/Archives/edgar/data/9631/000114036123014150/brhc10050273_424b2.htm
◾	Prospectus supplement dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/0000009631/000091412121007897/bn56815298-424b3.htm
◾	Prospectus dated December 29, 2021: http://www.sec.gov/Archives/edgar/data/9631/000119312521368646/d240752d424b3.htm
These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling 1-800-294-1322. You should read the Note Prospectus, including this term sheet, for information about us and this offering.  Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY STR-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BNS.

Investor Considerations
You may wish to consider an investment in the notes if:
◾
You anticipate that the Observation Level of the Market Measure on any of the Observation Dates will be equal to or greater than the Starting Value and, if the notes are automatically called prior to the final Observation Date, you accept an early exit from your investment.

◾
You accept that the return on the notes will be limited to the return represented by the applicable Call Premium even if the percentage change in the value of the Market Measure is greater than the applicable Call Premium.

◾	You are willing to risk a loss of principal and return if the notes are not automatically called and the Basket decreases from the Starting Value to the Ending Value.
◾	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
◾	You are willing to forgo dividends or other benefits of owning the Basket Components or the commodities held by the Basket Components.
◾
You are willing to accept a limited or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

◾	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Call Amount or the Redemption Amount.
The notes may not be an appropriate investment for you if:
◾	You wish to make an investment that cannot be automatically called.
◾	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value.
◾	You anticipate that the Observation Level will be less than the Call Level on each Observation Date.
◾	You seek an uncapped return on your investment.
◾	You seek principal repayment or preservation of capital.
◾	You seek interest payments or other current income on your investment.
◾	You want to receive dividends or other distributions paid on the Basket Components or the commodities held by the Basket Components.
◾	You seek an investment for which there will be a liquid secondary market.
◾	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors.

Strategic Accelerated Redemption Securities®	TS-3

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Examples of Hypothetical Payments
The following examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Call Amount or Redemption Amount, as applicable, based on the hypothetical terms set forth below. The actual amount you receive and the resulting return will depend on the actual Observation Levels, and term of your investment.
The following examples do not take into account any tax consequences from investing in the notes. These examples are based on:
(1)	the Starting Value of 100.00;
(2)	the Threshold Value of 100.00;
(3)	the Call Level of 100.00;
(4)	an expected term of the notes of approximately one year, if the notes are not called on either of the first two Observation Dates;
(5)
a Call Premium of 8.75% of the principal amount if the notes are called on the first Observation Date, 13.125% if called on the second Observation Date and 17.50% if called on the final Observation Date; and

(6)	Observation Dates occurring approximately six, nine and twelve months after the pricing date.
For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual prices of the Basket Components, see “The Basket Components” section below. In addition, all payments on the notes are subject to issuer credit risk.
Notes Are Called on an Observation Date
The notes will be called at $10.00 plus the applicable Call Premium if the Observation Level on one of the Observation Dates is equal to or greater than the Call Level.
Example 1 - The Observation Level on the first Observation Date is 150.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $0.875 = $10.875 per unit.
Example 2 - The Observation Level on the first Observation Date is below the Call Level, but the Observation Level on the second Observation Date is 105.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.3125 = $11.3125 per unit.
Example 3 - The Observation Levels on the first two Observation Dates are below the Call Level, but the Observation Level on the third Observation Date is 125.00. Therefore, the notes will be called at $10.00 plus the Call Premium of $1.75= $11.75 per unit.

Notes Are Not Called on Any Observation Date
Example 4 - The notes are not called on any Observation Date and the Ending Value is less than the Threshold Value. The Redemption Amount will be less, and possibly significantly less, than the principal amount. For example, if the Ending Value is 85.00, the Redemption Amount per unit will be:

Strategic Accelerated Redemption Securities®	TS-4

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Summary of the Hypothetical Examples

				Notes Are Not Called on Any Observation Date
	Notes Are Called on an Observation Date
	Example 1	Example 2	Example 3	Example 4
Starting Value	100.00	100.00	100.00	100.00
Call Level	100.00	100.00	100.00	100.00
Threshold Value	100.00	100.00	100.00	100.00
Observation Level on the First Observation Date	150.00	90.00	90.00	88.00
Observation Level on the Second Observation Date	N/A	105.00	90.00	78.00
Observation Level on the Third Observation Date	N/A	N/A	125.00	85.00
Return on the Basket	50.00%	5.00%	25.00%	-15.00%
Return on the Notes	8.75%	13.125%	11.75%	-15.00%
Call Amount / Redemption Amount per Unit	$10.875	$11.3125	$11.75	$8.50

Strategic Accelerated Redemption Securities®	TS-5

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Risk Factors
There are important differences between the notes and a conventional debt security.  An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY STR-1, page S-2 of the prospectus supplement, and page 7 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors.
Structure-Related Risks
◾
If the notes are not automatically called, depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

◾	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.
◾
Your investment return is limited to the return represented by the applicable call premium and may be less than a comparable investment directly in the Basket Components or the commodities held by the Basket Components.

Market Measure-Related Risks
◾	Changes in the price of one of the Basket Components may be offset by changes in the price of the other Basket Component.
◾
The sponsor and trustee of a Basket Component may adjust the relevant Basket Component in a way that may adversely affect its price and your interests and these entities have no obligation to consider your interests.

◾
You will have no rights of a holder of the Basket Components or the commodities held by the Basket Components, and you will not be entitled to receive any shares of the Basket Components or the commodities held by the Basket Components.

◾
While we, MLPF&S, BofAS or our respective affiliates may from time to time own shares of the Basket Components or the commodities held by the Basket Components, none of us, MLPF&S, BofAS or our respective affiliates control any Basket Component.

◾	There are liquidity and management risks associated with the Basket Components.
◾
The performance of a Basket Component may not correlate with the performance of the applicable commodity held by such Basket Component as well as the net asset value per share of such Basket Component, especially during periods of market volatility when the liquidity and the market price of such Basket Component and/or the applicable commodity held by such Basket Component may be adversely affected, sometimes materially.

◾	If the liquidity of the commodities held by the Basket Components is limited, the value of the Basket Components and, therefore, the return on the notes would likely be impaired.
◾	Suspension or disruptions of market trading in the commodities held by the Basket Components may adversely affect the value of your notes.
◾	The notes will not be regulated by the U.S. Commodity Futures Trading Commission.
◾
Payments on the notes will not be adjusted for all corporate events that could affect the Basket Components. See “Description of The Notes— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds” beginning on page PS-29 of product supplement EQUITY STR-1.

Valuation and Market-Related Risks
◾
Our initial estimated value of the notes is lower than the public offering price of the notes. Our initial estimated value of the notes is only an estimate. The public offering price of the notes exceeds our initial estimated value because it includes costs associated with selling and structuring the notes, as well as hedging our obligations under the notes, with a third party, which may include BofAS or one of its affiliates. These costs include the underwriting discount and an expected hedging related charge, as further described in “Structuring the Notes” on page TS-16.

◾
Our initial estimated value of the notes does not represent future values of the notes and may differ from others’ estimates. Our initial estimated value of the notes was determined by reference to our internal pricing models when the terms of the notes were set.  These pricing models consider certain factors, such as our internal funding rate on the pricing date, the expected term of the notes, market conditions and other relevant factors existing at that time, and our assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for the notes that are different from our initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any of our assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, the performance of the Basket, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors.  These factors, together with various credit, market and economic factors over the term of the notes, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways. Our initial estimated value does not represent a minimum price at which we or any agents would be willing to buy your notes in any secondary market (if any exists) at any time.

◾
Our initial estimated value is not determined by reference to credit spreads or the borrowing rate we would pay for our conventional fixed-rate debt securities. The internal funding rate used in the determination of our initial estimated value of the

Strategic Accelerated Redemption Securities®	TS-6

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
notes generally represents a discount from the credit spreads for our conventional fixed-rate debt securities and the borrowing rate we would pay for our conventional fixed-rate debt securities. If we were to use the interest rate implied by the credit spreads for our conventional fixed-rate debt securities, or the borrowing rate we would pay for our conventional fixed-rate debt securities, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for the notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the pricing date, and the price at which you may be able to sell the notes in any secondary market.
◾
A trading market is not expected to develop for the notes. None of us, MLPF&S or BofAS is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-Related Risks
◾
Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trades in the Basket Components or the commodities held by the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

◾	There may be potential conflicts of interest involving the calculation agent, which is BofAS. We have the right to appoint and remove the calculation agent.
General Credit Risks
◾
Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Tax-Related Risks
◾	The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Summary of U.S. Federal Income Tax Consequences” below.
◾
The conclusion that no portion of the interest paid or credited or deemed to be paid or credited on a note will be “Participating Debt Interest” subject to Canadian withholding tax is based in part on the current published administrative position of the CRA.  There cannot be any assurance that CRA’s current published administrative practice will not be subject to change, including potential expansion in the current administrative interpretation of Participating Debt Interest subject to Canadian withholding tax.  If, at any time, the interest paid or credited or deemed to be paid or credited on a note is subject to Canadian withholding tax, you will receive an amount that is less than the Redemption Amount. You should consult your own adviser as to the potential for such withholding and the potential for reduction or refund of part or all of such withholding, including under any bilateral Canadian tax treaty the benefits of which you may be entitled. For a discussion of the Canadian federal income tax consequences of investing in the notes, see “Summary of Canadian Federal Income Tax Consequences” below, “Canadian Taxation—Debt Securities” on page 66 of the prospectus and “Supplemental Discussion of Canadian Federal Income Tax Consequences” on page PS-39 of product supplement EQUITY STR-1.

Additional Risk Factors
Additional Risk Factors Related to the Market Measure
The prices of the Basket Components will be influenced by the prices of the underlying commodities held by each, which may change unpredictably and affect the value of the notes in unforeseeable ways
The GLD attempts to mirror, as closely as possible and before fees and expenses, the performance of the price of gold bullion. The SLV generally attempts to reflect the price of silver, before fees and expenses, each as described below. The prices of both gold and silver may be influenced by a number of factors that interrelate in complex and unpredictable ways, including, without limitation, supply and demand for the relevant commodity for use in jewelry, industrial applications or other settings, governmental regulation, geopolitical events, and/or developments or expected developments regarding inflation, interest rates or other economic variables. Any of these factors may lead to negative movements in the prices of gold and/or silver, which may in turn have an adverse effect on the value of one or both of the Basket Components and the value of your notes.
The Basket Components are each concentrated in a single commodity.
The Basket Components are linked exclusively to the price of gold and silver, respectively. Accordingly, the performance of each of the Basket Components will be significantly affected by the market value of only a single commodity. An investment in securities linked to the performance of the Basket Components lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. The price of gold and silver may not correlate to the price of commodities generally and may diverge significantly from the prices of commodities generally. Because the Basket Components are each linked to the price of a single commodity, they carry greater risk and may be more volatile than a Basket Component linked to the prices of multiple commodities or a broad based commodity index.

Strategic Accelerated Redemption Securities®	TS-7

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Changes in the methodology used to calculate the gold or silver spot price or changes in laws or regulations, which affect the price of gold or silver, may affect the value of the notes.
Members of the London Bullion Market Association (the “LBMA”) set the fixings of gold and silver (with respect to each commodity, the “spot price”) used to determine the value of gold and silver held by the Basket Components, and may adjust the determination of the spot price in a way that adversely affects the value of the notes. In setting the spot price, the LBMA has no obligation to consider your interests. The LBMA may from time to time change any rule or bylaw or take emergency action under its rules, any of which could affect the spot price. Any change of this kind could cause a decrease in the spot price of the relevant commodity, which would adversely affect the value of the notes.
In addition, the price of gold or silver could be adversely affected by the promulgation of new laws or regulations or by the reinterpretation of existing laws or regulations (including, without limitation, those relating to taxes and duties on commodities or commodity components) by one or more governments, governmental agencies, courts, or other official bodies. Any event of this kind could adversely affect the spot price and, as a result, could adversely affect the value of the notes.
The market value of the notes may be affected by price movements in distant-delivery futures contracts associated with the gold or silver spot price.
Price movements in the spot price of gold and/or silver may not be reflected in the market value of the notes. If you are able to sell your notes, the price you receive could be affected by changes in the values of futures contracts on gold or silver, which have more distant delivery dates than the gold or silver spot price. The prices for these futures contracts may not increase to the same extent as the gold or silver spot price, or may decrease to a greater extent, which may adversely affect the value of the notes.

Other Terms of the Notes
Business Day
A “business day” means a day which is a Monday, Tuesday, Wednesday, Thursday or Friday that is neither a legal holiday nor a day on which banking institutions are authorized or required by law to close in New York City.

Strategic Accelerated Redemption Securities®	TS-8

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
The Basket
The Basket is designed to allow investors to participate in the percentage changes in the prices of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component will be assigned an initial weight on the pricing date, as set forth in the table below.
For more information on the calculation of the value of the Basket, please see the section entitled “Description of the Notes—Basket Market Measures” beginning on page PS-34 of product supplement EQUITY STR-1.
On the pricing date, for each Basket Component, the Initial Component Weight, the Closing Market Price, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution
The SPDR® Gold Shares	GLD	50.00%	$186.49	0.26811089	50.00
The iShares® Silver Trust	SLV	50.00%	$22.89	2.18435998	50.00
				Starting Value	100.00

(1)	These were the Closing Market Prices of the Basket Components on the pricing date.
(2)
Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100.00, and then divided by the Closing Market Price of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket on each Observation Date by summing the products of (a) the Closing Market Price for each Basket Component on such day (multiplied by its Price Multiplier on such day) and (b) the Component Ratio applicable to such Basket Component. The Price Multiplier for each Basket Component will initially be 1, and is subject to adjustment as described in product supplement EQUITY STR-1. If (i) a Market Disruption Event occurs as to any Basket Component on a scheduled Observation Date or (ii) the scheduled Observation Date is determined by the calculation agent not to be a Market Measure Business Day for any Basket Component by reason of an extraordinary event, occurrence, declaration or otherwise, the Closing Market Price of that Basket Component will be determined as more fully described in the section entitled “Description of the Notes— Basket Market Measures—Observation Level and Ending Value of the Basket” beginning on page PS-35 of product supplement EQUITY STR-1.

Strategic Accelerated Redemption Securities®	TS-9

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2013 through April 6, 2023.  The graph is based upon actual daily historical prices of the Basket Components, hypothetical Component Ratios based on the Closing Market Prices of the Basket Components as of December 31, 2012, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.
Hypothetical Historical Performance of the Basket

Strategic Accelerated Redemption Securities®	TS-10

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
The Basket Components
All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of World Gold Trust Services, LLC (“World Gold”) with respect to the SPDR® Gold Shares (the “GLD”) and iShares Delaware Trust Sponsor LLC (“iShares Delaware”) with respect to the iShares® Silver Trust  (the “SLV”). World Gold and iShares Delaware have no obligation to continue to publish, and may discontinue or suspend the publication of the applicable Basket Component at any time. The consequences of any discontinuance of a Basket Component are discussed in the section entitled “Description of the Notes— Anti-Dilution and Discontinuance Adjustments Relating to Underlying Funds" beginning on page PS-29 of product supplement EQUITY STR-1. None of us, the calculation agent, MLPF&S or BofAS accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor Basket Component.
The SPDR® Gold Shares
The GLD issues SPDR® Gold Shares (the “Shares”), which represent units of fractional undivided beneficial interest in and ownership of the GLD. BNY Mellon Asset Servicing, a division of The Bank of New York Mellon, is the trustee of the GLD (the “Trustee”), HSBC Bank plc is the custodian of the GLD (the “Custodian”), and State Street Global Advisors Funds Distributors, LLC (formerly State Street Global Markets, LLC) is the marketing agent of the GLD (the “Marketing Agent”). The GLD intends to issue additional Shares on a continuous basis through its Trustee. The GLD is not a commodity pool for purposes of the Commodity Exchange Act of 1936, as amended, and its sponsor is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator, or a commodity trading advisor.
The Shares trade on NYSE Arca, Inc., or NYSE Arca, under the symbol “GLD.” Filings relating to the GLD may be obtained through the SEC website, at sec.gov. Information on that website is not included or incorporated by reference in this document.
The Shares may be purchased from the GLD only in one or more blocks of 100,000 Shares (a block of 100,000 Shares is called a “GLD Basket”). The GLD issues Shares in GLD Baskets to certain authorized participants (the “Authorized Participants”), on an ongoing basis. GLD Baskets are offered continuously at the net asset value (the “NAV”), for 100,000 Shares on the day that an order to create a GLD Basket is accepted by the Trustee.
The investment objective of the GLD is to reflect the performance of the price of gold bullion, less the GLD’s expenses. The GLD holds gold bars. The GLD issues shares in exchange for deposits of gold and distributes gold in connection with the redemption of shares.
The Shares of the GLD represent units of fractional undivided beneficial interest in and ownership of the GLD, the primary asset of which is allocated (or secured) gold. The GLD is not managed like a corporation or an active investment vehicle. The gold held by the GLD will be sold only: (1) on an as-needed basis to pay the GLD’s expenses, (2) in the event the GLD terminates and liquidates its assets or (3) as otherwise required by law or regulation.
Creation and Redemption
The GLD creates and redeems the Shares from time to time, but only in one or more GLD Baskets. The creation and redemption of GLD Baskets requires the delivery to the GLD or the distribution by the GLD of the amount of gold and any cash represented by the GLD Baskets being created or redeemed, the amount of which is based on the combined net asset value of the number of Shares included in the GLD Baskets being created or redeemed. The initial amount of gold required for deposit with the GLD to create shares for the period from the formation of the GLD to the first day of trading of the Shares on the NYSE was 10,000 ounces per GLD Basket. The number of ounces of gold required to create a GLD Basket or to be delivered upon the redemption of a GLD Basket gradually decreases over time, due to the accrual of the GLD’s expenses and the sale of the GLD’s gold to pay the GLD’s expenses. GLD Baskets may be created or redeemed only by authorized participants, who pay a transaction fee for each order to create or redeem GLD Baskets and may sell the Shares included in the GLD Baskets they create to other investors.
Valuation of Gold; Computation of Net Asset Value
The Trustee determines the NAV of the GLD on each day that NYSE Arca is open for regular trading at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the LBMA, administered by the ICE Benchmark Administration (the “IBA”), which starts at 3:00 PM London, England time, or the LBMA Gold Price PM, or (ii) 12:00 PM New York time. The LBMA Gold Price PM is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price PM replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the GLD is the aggregate value of the GLD’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the GLD’s NAV, the Trustee values the gold held by the GLD based on the LBMA Gold Price PM for an ounce of gold. The Trustee also determines the NAV per Share.
The Custodian is responsible for the safekeeping of the GLD’s gold bars transferred to it in connection with the creation of GLD Baskets by Authorized Participants. The Custodian also facilitates the transfer of gold in and out of the GLD through gold accounts it maintains for Authorized Participants and the GLD. The Custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Strategic Accelerated Redemption Securities®	TS-11

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Historical Data
The following graph shows the daily historical performance of the GLD on its primary exchange in the period from January 1, 2013 through April 6, 2023. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the GLD was $186.49. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the GLD
This historical data on the GLD is not necessarily indicative of the future performance of the GLD or what the value of the notes may be. Any historical upward or downward trend in the price per share of the GLD during any period set forth above is not an indication that the price of the GLD is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the prices and trading pattern of the GLD.

Strategic Accelerated Redemption Securities®	TS-12

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
The iShares® Silver Trust
The SLV trades under the ticker symbol “SLV” on NYSE Arca, Inc. The Bank of New York Mellon is the trustee of the SLV, and JPMorgan Chase Bank, N.A., London branch is the custodian of the SLV.
The SLV seeks to reflect generally the price of silver before the payment of its expenses and liabilities. The assets of the SLV consist primarily of silver held by the custodian on behalf of the SLV. The SLV issues shares in exchange for deposits of silver and distributes silver in connection with the redemption of shares. The shares of the SLV are intended to constitute a simple and cost-effective means of making an investment similar to an investment in silver.
The shares of the SLV represent units of fractional undivided beneficial interest in and ownership of the SLV. The SLV is a passive investment vehicle and its trustee does not actively manage the silver held by the SLV. The trustee of the SLV sells silver held by the SLV to pay the SLV’s expenses on an as-needed basis irrespective of then-current silver prices. Currently, the SLV’s only ordinary recurring expense is expected to be iShares Delaware’s fee, which is accrued daily at an annualized rate equal to 0.50% of the net asset value of the SLV and is payable monthly in arrears. The trustee of the SLV will, when directed by iShares Delaware, and, in the absence of such direction, may, in its discretion, sell silver in such quantity and at such times as may be necessary to permit payment of iShares Delaware’s fee and of the SLV’s expenses or liabilities not assumed by iShares Delaware.
Information provided to or filed with the SEC by the SLV pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended, can be located by reference to SEC file numbers 333-239613 and 001-32863, respectively, through the SEC’s website at http://www.sec.gov. The information on that website about the SLV is not included or incorporated by reference in this document. According to the SLV’s prospectus, the SLV is not a mutual fund or any other type of investment company within the meaning of the Investment Company Act and is not subject to regulation thereunder. The SLV is not a commodity pool within the meaning of the Commodity Exchange Act, as amended, and is not subject to regulation thereunder, and iShares Delaware is not subject to regulation by the Commodity Futures Trading Commission as a commodity pool operator or a commodity trading advisor.

Historical Data
The following graph shows the daily historical performance of the SLV on its primary exchange in the period from January 1, 2013 through April 6, 2023. We obtained this historical data from Bloomberg L.P.  We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the Closing Market Price of the SLV was $22.89. The graph below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.
Historical Performance of the SLV
This historical data on the SLV is not necessarily indicative of the future performance of the SLV or what the value of the notes may be. Any historical upward or downward trend in the price per share of the SLV during any period set forth above is not an indication that the price of the SLV is more or less likely to increase or decrease at any time over the term of the notes.
You should consult publicly available sources for the prices and trading pattern of the SLV.

Strategic Accelerated Redemption Securities®	TS-13

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Supplement to the Plan of Distribution
Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.
MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of the underwriting discount set forth on the cover of this term sheet.
We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the settlement date will be required to specify alternative settlement arrangements to prevent a failed settlement.
The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.
MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. At their discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes will be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.
The value of the notes shown on your account statement produced by MLPF&S will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.
The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BNS or for any purpose other than that described in the immediately preceding sentence.
An investor’s household, as referenced on the cover of this term sheet, will generally include accounts held by any of the following, as determined by MLPF&S in its discretion and acting in good faith based upon information then available to MLPF&S:
•
the investor’s spouse (including a domestic partner), siblings, parents, grandparents, spouse’s parents, children and grandchildren, but excluding accounts held by aunts, uncles, cousins, nieces, nephews or any other family relationship not directly above or below the individual investor;

•
a family investment vehicle, including foundations, limited partnerships and personal holding companies, but only if the beneficial owners of the vehicle consist solely of the investor or members of the investor’s household as described above; and

•
a trust where the grantors and/or beneficiaries of the trust consist solely of the investor or members of the investor’s household as described above; provided that, purchases of the notes by a trust generally cannot be aggregated together with any purchases made by a trustee’s personal account.

Purchases in retirement accounts will not be considered part of the same household as an individual investor’s personal or other non-retirement account, except for individual retirement accounts (“IRAs”), simplified employee pension plans (“SEPs”), savings incentive match plan for employees (“SIMPLEs”), and single-participant or owners only accounts (i.e., retirement accounts held by self-employed individuals, business owners or partners with no employees other than their spouses).
Please contact your Merrill financial advisor if you have any questions about the application of these provisions to your specific circumstances or think you are eligible.

Strategic Accelerated Redemption Securities®	TS-14

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Structuring the Notes
The notes are our unsecured senior debt securities, the return on which is linked to the performance of the Basket.  As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. The internal funding rate we use in pricing the market-linked note is typically lower than the rate we would pay when we issue conventional fixed-rate debt securities of comparable maturity. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with the fees and charges associated with market-linked notes, resulted in the initial estimated value of the notes on the pricing date being less than their public offering price.
Payments on the notes, including the amount you receive at maturity or upon an automatic call, will be calculated based on the performance of the Basket and the $10 per unit principal amount. In order to meet these payment obligations, at the time we issue the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates.  The terms of these hedging arrangements are determined by seeking bids from market participants, including MLPF&S, BofAS and its affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.
BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions.  Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by BofAS or any third party hedge providers.
For further information, see “Risk Factors” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-22 of product supplement EQUITY STR-1.

Strategic Accelerated Redemption Securities®	TS-15

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Summary of Canadian Federal Income Tax Consequences
An investor should read carefully the description of principal Canadian federal income tax considerations under “Canadian Taxation” in the accompanying prospectus relevant to a holder (as defined on page 65 of the prospectus) owning debt securities, and the description of principal Canadian federal income tax considerations under “Supplemental Discussion of Canadian Federal Income Tax Consequences” in the product supplement EQUITY STR-1. In addition to the assumptions, limitations and conditions described therein, such discussion assumes that a Non-Resident Holder is not an entity in respect of which BNS is a “specified entity” as defined in proposals to amend the Income Tax Act (Canada) (the “Act”) released by the Minister of Finance (Canada) on April 29, 2022 with respect to “hybrid mismatch arrangements”, as defined (the “Hybrid Mismatch Proposals”). In general terms, the Hybrid Mismatch Proposals provide that two entities will be treated as specified entities in respect of one another if one entity, directly or indirectly, holds a 25% equity interest in the other entity, or a third entity, directly or indirectly, holds a 25% equity interest in both entities.
Such discussion further assumes that no amount paid or payable to a Non-Resident Holder will be the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of proposed paragraph 18.4(3)(b) of the Act contained in the Hybrid Mismatch Proposals.
Investors should note that the Hybrid Mismatch Proposals are in consultation form, are highly complex, and there remains significant uncertainty as to their interpretation and application. There can be no assurance that the Hybrid Mismatch Proposals will be enacted in their current form, or at all.
Summary of U.S. Federal Income Tax Consequences
The following is a general description of certain U.S. federal tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are residents for tax purposes and the tax laws of the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this document and is subject to any change in law that may take effect after such date. We urge you to read the more detailed discussion in the “Material U.S. Federal Income Tax Consequences” section beginning on page PS-40 of product supplement EQUITY STR-1.
No statutory, regulatory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain. Accordingly, we urge you to consult your tax advisor as to the tax consequences of your investment in the notes (and of having agreed to the required tax treatment of your notes described below) and as to the application of state, local or other tax laws to your investment in your notes and the possible effects of changes in federal or other tax laws.
Pursuant to the terms of the notes, BNS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your notes as prepaid derivative contracts with respect to the Basket. If your notes are so treated, subject to the discussion below regarding Section 1260 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), you should generally recognize long-term capital gain or loss if you hold your notes for more than one year (and otherwise, short-term capital gain or loss) upon the taxable disposition (including cash settlement) of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. The deductibility of capital losses is subject to limitations.
However, it is possible that the Internal Revenue Service (the “IRS”) could assert that your holding period in respect of your notes should end on the date on which the amount you are entitled to receive upon maturity or automatic call of your notes is determined, even though you will not receive any amounts from BNS in respect of your notes prior to the maturity or automatic call of your notes. In such case, you may be treated as having a holding period in respect of your notes prior to the maturity or automatic call of your notes, and such holding period may be treated as less than one year even if you receive cash upon the maturity or automatic call of your notes at a time that is more than one year after the beginning of your holding period.
Although uncertain, it is possible that the Call Premium, or proceeds received from the taxable disposition of your notes prior to the Call Settlement Date that could be attributed to the expected Call Premium, could be treated as ordinary income. You should consult your tax advisor regarding this risk.
Section 1260. Because the notes are linked to the Basket Components which are shares of ETFs, there is a risk that an investment in the notes could be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. A “constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in certain “passthru entities” (including regulated investment companies such as ETFs, real estate investment trusts and passive foreign investment companies). Under the “constructive ownership” rules, if an investment in the notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement) in respect of the notes would be recharacterized as ordinary income (or, because the Basket Components reference gold and silver, subject to a special 28% maximum rate that is applicable to “collectibles”) to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) of the U.S. holder (the “Excess Gain”). In addition, an interest charge would also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the taxable disposition of the notes (assuming such income accrued such that the amount in each successive year is equal to the

Strategic Accelerated Redemption Securities®	TS-16

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
income in the prior year increased at a constant rate equal to the applicable federal rate as of the date of the taxable disposition of the notes).
It is not clear to what extent any long-term capital gain recognized by a U.S. holder in respect of the notes would be recharacterized as ordinary income or “collectibles gain” and subject to the interest charge described above, in part, because it is not clear how the “net underlying long-term capital gain” would be computed in respect of the notes. It is possible, for example, that the net underlying long-term capital gain could equal the amount of long-term capital gain a U.S. holder would have recognized if on the issue date of the notes the holder had invested an allocable portion of the face amount of the notes in shares of the Basket Components and sold those shares for their fair market value on the date the notes are sold, exchanged or retired. However, it is also possible that because the U.S. holder does not share in distributions made on the Basket Components, these distributions could be excluded from the calculation of the amount and character of gain, if any, that would have been realized had the U.S. holder held the Basket Components directly, so that the application of constructive ownership rules may not recharacterize adversely a significant portion of the long-term capital gain the U.S. holder may recognize with respect to the notes. All or a portion of a U.S. holder’s gain recognized with respect to the notes could be “Excess Gain” if the U.S. holder purchases the notes for an amount that is less than the principal amount of the notes. Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero. Because the application of the constructive ownership rules to the notes is unclear, you are urged to consult your tax advisor regarding the potential application of the “constructive ownership” rules to an investment in the notes.
Based on certain factual representations received from us, our special U.S. tax counsel, Fried, Frank, Harris, Shriver & Jacobson LLP, is of the opinion that it would be reasonable to treat your notes in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the notes, it is possible that your notes could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization (including possible treatment as a “constructive ownership transaction” under Section 1260 of the Code), such that the timing and character of your income from the notes could differ materially and adversely from the treatment described above.
Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the notes. According to Notice 2008-2, the IRS and the U.S. Department of the Treasury (the “Treasury”) are actively considering whether a holder of an instrument such as the notes should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.
Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” or “undistributed net investment income” in the case of an estate or trust, which may include any income or gain realized with respect to the notes, to the extent of their net investment income or undistributed net investment income (as the case may be) that, when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the regular income tax. U.S. holders should consult their tax advisors with respect to the 3.8% Medicare tax.
Specified Foreign Financial Assets. U.S. holders may be subject to reporting obligations with respect to their notes if they do not hold their notes in an account maintained by a financial institution and the aggregate value of their notes and certain other “specified foreign financial assets” (applying certain attribution rules) exceeds an applicable threshold. Significant penalties can apply if a U.S. holder is required to disclose its notes and fails to do so.
Backup Withholding and Information Reporting. The proceeds received from a taxable disposition of the notes will be subject to information reporting unless you are an “exempt recipient” and may also be subject to backup withholding at the rate specified in the Code if you fail to provide certain identifying information (such as an accurate taxpayer number, if you are a U.S. holder) or meet certain other conditions.
Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.
Non-U.S. Holders. If you are a non-U.S. holder, subject to Section 871(m) of the Code and FATCA, discussed below, you should generally not be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes if you comply with certain certification and identification requirements as to your non-U.S. status including providing us (and/or the applicable withholding agent) a properly executed and fully completed applicable IRS Form W-8. Subject to Section 897 of the Code and Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a note generally will not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by you in the U.S., (ii) you are a non-resident alien individual and are present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) you have certain other present or former connections with the U.S.

Strategic Accelerated Redemption Securities®	TS-17

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities.  The withholding tax can apply even if the instrument does not provide for payments that reference dividends.  Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2017 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2018. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2025.
Based on our determination that the notes are not “delta-one” with respect to any Basket Component, our special U.S. tax counsel is of the opinion that the notes should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the notes are set. If withholding is required, we will not make payments of any additional amounts.
Nevertheless, after the date the terms are set, it is possible that your notes could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting the Basket Components or your notes and following such occurrence your notes could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents.  It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the notes under these rules if you enter, or have entered, into certain other transactions in respect of the Basket Components or your notes.  If you enter, or have entered, into other transactions in respect of the Basket Components or your notes, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your notes in the context of your other transactions.
Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the notes, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the notes.
U.S. Federal Estate Tax Treatment of Non-U.S. Holders. A note may be subject to U.S. federal estate tax if an individual non-U.S. holder holds the note at the time of his or her death. The gross estate of a non-U.S. holder domiciled outside the U.S. includes only property situated in the U.S. Individual non-U.S. holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the notes at death.
FATCA. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account at the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.
Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.
Investors should consult their own advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their notes through a foreign entity) under the FATCA rules.
Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of notes purchased after the bill was enacted to accrue interest income over the term of the notes despite the fact that there will be no interest payments over the term of the notes.
Furthermore, in 2013 the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the notes to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.
It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your notes. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your notes.
Both U.S. and non-U.S. holders should consult their tax advisors regarding the U.S. federal income tax consequences of an investment in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction (including that of BNS).

Strategic Accelerated Redemption Securities®	TS-18

Strategic Accelerated Redemption Securities® Linked to a Basket of Two ETFs, due April 19, 2024
Validity of the Notes
In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to BNS, when the notes offered by this term sheet have been executed and issued by BNS and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the notes will be valid and binding obligations of BNS, enforceable against BNS in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Canadian law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Osler, Hoskin & Harcourt LLP, Canadian legal counsel for BNS, in its opinion expressed below. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the notes, authentication of the notes and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated February 28, 2022 filed with the SEC as an exhibit to the Current Report on Form 6-K on March 1, 2022.

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of BNS in conformity with the Indenture, and when the notes have been duly executed, authenticated and issued in accordance with the Indenture, and delivered against payment therefor, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or the federal laws of Canada applicable therein, will be valid obligations of BNS, subject to the following limitations (i) the enforceability of the Indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, preference, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the Indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the Indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the Indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to customary assumptions about the Trustees’ authorization, execution and delivery of the Indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated December 27, 2021, which has been filed as Exhibit 5.2 to BNS’s Form F-3/A filed with the SEC on December 27, 2021.

Where You Can Find More Information
We have filed a registration statement (including a product supplement, a prospectus supplement and a prospectus) with the SEC for the offering to which this term sheet relates. You should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S or BofAS toll-free at 1-800-294-1322.

“Strategic Accelerated Redemption Securities®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S and BofAS.

Strategic Accelerated Redemption Securities®	TS-19